UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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SOMAXON PHARMACEUTICALS, INC.

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SOMAXON PHARMACEUTICALS, INC.

3570 Carmel Mountain Road, Suite 100
San Diego, California 92130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of the Stockholders of Somaxon Pharmaceuticals, Inc. will be held on June 1, 2011 at 9:00 a.m. Pacific time at the offices of Latham & Watkins LLP, 12636 High Bluff Drive, Suite 400, San Diego, CA 92130, for the following purposes:

1.	To elect two directors for a three-year term to expire at the 2014 Annual Meeting of Stockholders;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission;

4.	To consider and vote upon, on an advisory basis, whether the stockholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(2) of the Securities Exchange Act of 1934, as amended, should occur every one, two or three years; and

5.	To transact such other business as may be properly brought before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 4, 2011 are entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.

Accompanying this notice is a proxy card. Whether or not you expect to attend our Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly, or complete and submit your proxy via phone or the internet in accordance with the instructions provided on the enclosed proxy card. If you plan to attend our Annual Meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Richard W. Pascoe
President, Chief Executive Officer and
Director

San Diego, California
April 21, 2011

SOMAXON PHARMACEUTICALS, INC.

PROXY STATEMENT

The board of directors of Somaxon Pharmaceuticals, Inc., a Delaware corporation (“Somaxon,” the “company,” “we” or “us”), is soliciting the enclosed proxy for use at our Annual Meeting of Stockholders to be held on June 1, 2011 at 9:00 a.m. Pacific time at the offices of Latham & Watkins LLP, 12636 High Bluff Drive, Suite 400, San Diego, CA 92130, and at any adjournments or postponements thereof. If you need directions to the location of the annual meeting, please contact us at (858) 876-6500. This Proxy Statement will be first sent to stockholders on or about April 21, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 1, 2011: This proxy statement and our annual report are available electronically at http://materials.proxyvote.com/834453.

All stockholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the proxy card in the enclosed envelope, or complete and submit your proxy via phone or the internet in accordance with the instructions provided on the proxy card.

A proxy may be revoked by written notice to our corporate secretary at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Directors will be elected by a favorable vote of a plurality of the aggregate votes present, in person or by proxy, at the Annual Meeting. Accordingly, abstentions will not affect the outcome of the election of candidates for director. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain non-routine items, such as the election of directors. Thus, if the beneficial owner does not give a broker specific instructions, the beneficially owned shares may not be voted on the election of directors and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.

The proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 requires the affirmative vote of a majority of the aggregate votes present, in person or by proxy, and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against this proposal. However, ratification of the selection of PricewaterhouseCoopers LLP is considered a routine matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal.

Approval of the non-binding advisory resolution on our executive compensation requires the approval affirmative vote of a majority of the aggregate votes present, in person or by proxy, and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against this proposal. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on the resolution to approve the compensation of our named executive officers. As a result, broker non-votes will have no effect on the outcome of the vote.

For purposes of the proposal regarding the frequency of the non-binding vote on our executive compensation, the option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions will have no effect on the outcome of the vote. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on the resolution to approve the frequency of the non-binding vote on our executive compensation. As a result, broker non-votes will have no effect on the outcome of the vote.

Stockholders of record at the close of business on April 4, 2011 (the “record date”) will be entitled to vote at the meeting or vote by proxy. As of that date, 45,004,991 shares of our common stock, par value $0.0001 per share, were outstanding. Each share of our common stock is entitled to one vote. A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy at our Annual Meeting, constitutes a quorum.

The cost of preparing, assembling and mailing the Notice of Annual Meeting, proxy statement and proxy card will be borne by us. In addition to soliciting proxies by mail, our officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of eight members. Our Amended and Restated Certificate of Incorporation provides for the classification of our board of directors into three classes, as nearly equal in number as possible and with staggered terms of office, and provides that upon the expiration of the term of office for a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified. At this meeting, two nominees for director are to be elected as Class III directors for a three-year term expiring at our 2014 Annual Meeting of Stockholders. The nominees are David F. Hale and Michael L. Eagle. The Class I and Class II directors have one year and two years, respectively, remaining on their terms of office.

A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors. If no contrary indication is made, proxies in the accompanying form are to be voted for our board of directors’ nominees or, in the event any such nominee is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by our board of directors to fill such vacancy.

Information Regarding Directors

The information set forth below as to the directors and nominees for director has been furnished to us by the directors and nominees for director:

Nominees for Election for a Three-Year Term Expiring at the
2014 Annual Meeting of Stockholders (Class III)

Name	Age	Present Position with the Company

David F. Hale	62	Chairman of the Board
Michael L. Eagle	63	Director

David F. Hale is one of our founders and has served as Chairman of the Board of Directors since our founding in August 2003. He also served as our Executive Chairman from December 2007 to June 2009 and our interim Chief Executive Officer from January 2008 until August 2008. Mr. Hale has served as Chairman and Chief Executive Officer of Hale BioPharma Ventures since May 2006. Mr. Hale was appointed Executive Chairman of Biocept, Inc. in March 2011. Mr. Hale served as President and Chief Executive Officer of CancerVax Corporation, a biotechnology company, from October 2000 until it merged with Micromet AG in 2006 and as a director from December 2000 to May 2006, when he became Chairman. Prior to joining CancerVax, he was President and Chief Executive Officer and a director of Women First HealthCare, Inc., a specialty pharmaceutical company, from January 1998 to May 2000. Mr. Hale served as Chairman, President and Chief Executive Officer of Gensia Inc., a specialty pharmaceutical company from May 1987 to February 1997, when it merged to form Gensia Sicor, Inc. Mr. Hale served as President and Chief Executive Officer of Gensia Sicor, Inc. until November 1997 and as a director until June 1999. Prior to Gensia, Mr. Hale was President, Chief Operating Officer and Chief Executive Officer of Hybritech Inc. from 1992 to 1997. Prior to Hybritech, Mr. Hale held sales, marketing and general management positions with Johnson & Johnson and Becton, Dickinson and Company. Mr. Hale serves as Chairman of the Board of Santarus, Inc. Mr. Hale was formerly a director of Metabasis Therapeutics, Inc. from 1998 through January 2010, including its Chairman of the Board from 2006 through January 2010.

Mr. Hale is a member of the boards of directors of industry organizations including BIOCOM/San Diego and the Biotechnology Industry Organization (BIO), is a member of the board of directors of Rady Children’s Hospital and Health Center and the Sanford-Burnham Medical Research Institute and was Chairman of CONNECT from July 2004 to January 2011. Mr. Hale received a B.A. degree in Biology and Chemistry from Jacksonville State University. Mr. Hale’s depth and diversity of experience on boards of directors and in senior management of public and private specialty pharmaceutical companies, as well as his personal and professional integrity, ethics and values, led the board of directors to conclude that Mr. Hale should serve as a director of the company and as its non-executive chairman of the board.

Michael L. Eagle has served on our board of directors since May 2007. Mr. Eagle served as Vice President of Manufacturing for Eli Lilly and Company from 1994 through 2001 and held a number of executive management positions with Eli Lilly and its subsidiaries throughout his career there. Since retiring from Eli Lilly, he has served as a founding member of Barnard Life Sciences, LLC. Mr. Eagle earned his B. S. degree in mechanical engineering from Kettering University and an M.B.A. from the Krannert School of Management at Purdue University. He serves on the board of directors of Cadence Pharmaceuticals and on the Board of Trustees of the La Jolla Playhouse and Futures for Children. Mr. Eagle’s depth and diversity of experience on boards of directors and in senior management of public and private pharmaceutical and medical device companies, as well as his personal and professional integrity, ethics and values, led the board of directors to conclude that Mr. Eagle should serve as a director of the company.

Members of the Board of Directors Continuing in Office

Term Expiring at the
2012 Annual Meeting of Stockholders (Class I)

Name	Age	Present Position with the Company

Terrell A. Cobb	61	Director
Erle T. Mast	48	Director, Chairman of the Audit Committee
Thomas G. Wiggans	59	Director, Chairman of Compensation Committee

Terrell A. Cobb has served as a member of our board of directors since August 2003. Mr. Cobb is the founder and currently serves as President of ProCom One, a drug development company, a position he has held since 1998. We license Silenor from ProCom One, Inc. as described in further detail under “Certain Relationships and Related Transactions” below. From 1995 to the present, Mr. Cobb has served as a consultant focusing on business development activities in the pharmaceutical industry. Mr. Cobb previously spent 15 years in various positions at Johnson and Johnson. Mr. Cobb has founded four specialty pharmaceutical companies, has held senior management positions in several start-up organizations, including Pharmaco and Scandipharm, and has acted as an advisor and consultant to other drug development companies. He received a B.A. degree from Mercer University in Chemistry and Psychology. Mr. Cobb’s depth and diversity of experience on boards of directors and in senior management of public and private specialty pharmaceutical companies, as well as his personal and professional integrity, ethics and values, led the board of directors to conclude that Mr. Cobb should serve as a director of the company. In addition, ProCom One has the right to designate one member of our board of directors, and ProCom One has designated Mr. Cobb to serve in such role.

Erle T. Mast has served on our board of directors since June 2008. Mr. Mast currently serves as Executive Vice President and Chief Financial Officer and is a co-founder of Clovis Oncology, Inc., an emerging biopharmaceutical company. Previously, Mr. Mast was Chief Financial Officer of Pharmion Corporation from 2002 until its acquisition by Celgene Corporation in March 2008. Mr. Mast was also an Executive Vice President of Pharmion from February 2007 until the acquisition. He was Vice President of Finance for Dura Pharmaceuticals, Inc. from 1997 until its acquisition by Elan Corporation, plc in 2000, and thereafter he was Chief Financial Officer of Elan’s Global Biopharmaceuticals business until 2002. Prior to that, Mr. Mast was a partner with Deloitte & Touche, LLP. Mr. Mast has been a director of Zogenix, Inc. since 2008 and was a director of Verus Pharmaceuticals, Inc. from 2007 to 2009. Mr. Mast graduated from California State University, Bakersfield with a degree in business administration. Mr. Mast’s depth and diversity of experience on boards of directors and in senior management of public and private specialty pharmaceutical companies, including his specific experience and skills that qualify Mr. Mast to be our “audit committee financial expert” as that term is defined in the rules and regulations established by the Securities and Exchange Commission, or SEC, as well as his personal and professional integrity, ethics and values, led the board of directors to conclude that Mr. Mast should serve as a director of the company.

Thomas G. Wiggans has served on our board of directors since June 2008. Mr. Wiggans served as Chief Executive Officer of Peplin, Inc. from August 2008 until Peplin’s acquisition by LEO Pharma A/S in November 2009, and as Chairman of Peplin’s Board of Directors from October 2007 until such acquisition. Mr. Wiggans served as Chief Executive Officer of Connetics Corporation from 1994 until December 2006 when Connetics was acquired by Stiefel Laboratories, Inc. Mr. Wiggans was also Chairman of the Board of Connetics from January 2006 until the acquisition. From 1992 to 1994, Mr. Wiggans served as President and Chief Operating Officer of

CytoTherapeutics Inc. He served in various positions at Ares-Serono Group from 1980 to 1992, including President of its U.S. pharmaceutical operations and Managing Director of its U.K. pharmaceutical operations. Mr. Wiggans currently serves on the boards of directors of Sangamo Biosciences, Inc., Onyx Pharmaceuticals, Inc. and Victory Pharma Inc. Mr. Wiggans also serves as Chairman of the Board of Excaliard Pharmaceuticals, Inc. He is also on the Board of Trustees of the University of Kansas Endowment Association. In addition, Mr. Wiggans is Chairman of the Biotechnology Institute, a non-profit educational organization. Mr. Wiggans holds a B.S. in Pharmacy from the University of Kansas and an M.B.A. from Southern Methodist University. Mr. Wiggans’ depth and diversity of experience on boards of directors and in senior management of public and private specialty pharmaceutical companies, as well as his personal and professional integrity, ethics and values, led the board of directors to conclude that Mr. Wiggans should serve as a director of the company.

Term Expiring at the
2013 Annual Meeting of Stockholders (Class II)

Name	Age	Present Position with the Company

Richard W. Pascoe	47	President, Chief Executive Officer and Director
Kurt von Emster	43	Director, Chairman of the Nominating/Corporate Governance Committee
Faheem Hasnain	52	Director

Richard W. Pascoe joined as our President and Chief Executive Officer in August 2008. Before joining us, Mr. Pascoe was the Chief Operating Officer at ARIAD Pharmaceuticals, an emerging oncology company, where he led commercial operations, manufacturing, information services, program and alliance management and business development. Mr. Pascoe held a series of senior management roles at King Pharmaceuticals, Inc., including senior vice president of neuroscience marketing and sales and vice president positions in both international sales and marketing and hospital sales. He also held positions in the commercial groups at Medco Research, Inc. (which was acquired by King), COR Therapeutics, Inc. (where he helped lead the successful launch of eptifibatide [Integrilin®]), B. Braun Interventional and the BOC Group. Mr. Pascoe served as a commissioned officer in the United States Army following his graduation from the United States Military Academy at West Point where he received a B.S. degree in Leadership. Mr. Pascoe’s appointment as our President and Chief Executive Officer and the board’s belief that the company’s chief executive officer should serve on the board, as well as Mr. Pascoe’s depth and diversity of experience in senior management of public specialty pharmaceutical companies and his personal and professional integrity, ethics and values, led the board of directors to conclude that Mr. Pascoe should serve as a director of the company.

Kurt von Emster, CFA has served as a member of our board of directors since August 2005. Mr. von Emster is currently Managing Director of venBio LLC. From November 2000 through February 2009, Mr. von Emster was a General Partner and Portfolio Manager for the MPM BioEquities Fund. Prior to joining MPM, Mr. von Emster spent 11 years with Franklin Templeton Group as a Vice President and Portfolio Manager where he managed over $2 billion in health and biotech funds. In his tenure at Franklin, Mr. von Emster was responsible for building the health care group and was responsible for conceiving and developing seven different life science investment products for Franklin. Mr. von Emster holds the Chartered Financial Analyst designation (CFA), is a member of the Association for Investment Management and Research and is a member of the Security Analysts of San Francisco. Mr. von Emster currently serves on the board of directors of Metabolex, a private drug development company. Mr. von Emster is a past director of Facet Biotech Corporation, a public biotech company sold to Abbott Laboratories in 2010 and past Board Observer at Acceleron Pharmaceuticals, a private biotechnology company. He has a degree from the University of California at Santa Barbara in Business and Economics and in 2010, completed the Director College Executive Education Program at the Rock Center for Corporate Governance at Stanford University. Mr. von Emster’s depth and diversity of experience on boards of directors of public and private biotechnology companies and in evaluating and investing in biotech companies, as well as his personal and professional integrity, ethics and values, led the board of directors to conclude that Mr. von Emster should serve as a director of the company.

Faheem Hasnain has served on our board of directors since September 2010. Mr. Hasnain is currently president, chief executive officer and a director of Receptos, Inc., a position he has held since December 2010. Previously, Mr. Hasnain was president, chief executive officer and a director of Facet Biotech Corporation from

December 2008 until its acquisition by Abbott Laboratories in April 2010. Mr. Hasnain was president, chief executive officer and a director of PDL BioPharma, Inc. from October 2008 until Facet Biotech was spun off from PDL BioPharma in December 2008. From October 2004 to September 2008, Mr. Hasnain served at Biogen Idec Inc., most recently as executive vice president in charge of the oncology/rheumatology strategic business unit. Prior to Biogen Idec, Mr. Hasnain was president of Oncology Therapeutics Network, a subsidiary of Bristol-Myers Squibb Company, from March 2002 to September 2004. From 2000 to 2002, Mr. Hasnain served as vice president, global eBusiness, at GlaxoSmithKline and, from 1988 to 2000, he served in key commercial and entrepreneurial roles within GlaxoSmithKline and its predecessor organizations, spanning global eBusiness, international commercial operations, sales and marketing. Mr. Hasnain received a B.H.K. and B.Ed. from the University of Windsor Ontario in Canada. Mr. Hasnain’s depth and diversity of experience on boards of directors and in senior management of public and private specialty and non-specialty pharmaceutical companies, as well as his personal and professional integrity, ethics and values, led the board of directors to conclude that Mr. Hasnain should serve as a director of the company.

Board Meetings

Our board of directors held eleven meetings and acted by unanimous written consent without a meeting three times during 2010. Our audit committee held five meetings during 2010. Our compensation committee held six meetings and acted by unanimous written consent without a meeting once during 2010. Our nominating/corporate governance committee held four meetings during 2010. Each of our directors who served during the past year attended at least 75% of the aggregate of the total number of meetings of our board of directors and the total number of meetings of committees of our board of directors on which he served.

Committees of the Board

Audit Committee.  Our audit committee currently consists of Messrs. Mast (chair), Eagle and von Emster, each of whom our board of directors has determined is independent within the meaning of the independent director standards of the SEC and the Nasdaq Stock Market, Inc. Our board of directors has determined that Mr. Mast qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The audit committee is governed by a written charter approved by our board of directors, a copy of which is available via the “About Us” page of our website at www.somaxon.com. The committee annually reviews and assesses its charter. The committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. The committee’s responsibilities include:

•	selecting and hiring our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations;

•	preparing the report that the SEC requires in our annual proxy statement;

•	reviewing and approving any related party transactions; and

•	reviewing and monitoring compliance with our code of conduct and ethics and investigating complaints received through our ethics helpline.

Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our audit committee and have unrestricted access to this committee.

Compensation Committee.  Our compensation committee currently consists of Messrs. Wiggans (chair), Eagle and Hasnain, each of whom our board of directors has determined is independent within the meaning of the independent director standards of the SEC and the Nasdaq Stock Market, Inc. Mr. von Emster was a member of the compensation committee until March 22, 2011, at which time he was replaced by Mr. Hasnain. The compensation committee is governed by a written charter approved by our board of directors, a copy of which is available via the “About Us” page of our website at www.somaxon.com. The committee annually reviews and assesses its charter. The committee’s purpose is to assist our board of directors in determining the development plans and compensation for our senior management and directors and where applicable to recommend these plans to our board of directors. The committee’s responsibilities include:

•	reviewing and recommending compensation and benefit plans for our executive officers and compensation policies for members of our board of directors and board committees;

•	reviewing the terms of offer letters and employment agreements and arrangements with our officers;

•	setting performance goals for our company and reviewing performance against these goals;

•	evaluating the competitiveness of our executive compensation plans and periodically reviewing executive succession plans; and

•	preparing the report that the SEC requires in our annual proxy statement.

Nominating/Corporate Governance Committee.  Our nominating/corporate governance committee currently consists of Messrs. von Emster (chair), Mast and Wiggans, each of whom our board of directors has determined is independent within the meaning of the independent director standards of the SEC and the Nasdaq Stock Market, Inc. The nominating/corporate governance committee is governed by a written charter approved by our board of directors, a copy of which is available via the “About Us” page of our website at www.somaxon.com. The committee annually reviews and assesses its charter. The committee’s purpose is to assist our board of directors by identifying individuals qualified to become members of our board of directors, consistent with criteria set by our board of directors, and to develop our corporate governance principles. The committee’s responsibilities include:

•	evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	developing and administering procedures for considering stockholder nominees for election to our board of directors;

•	evaluating and recommending candidates for election to our board of directors;

•	overseeing our board of directors’ performance and self-evaluation process; and

•	reviewing our corporate governance principles and providing recommendations to the board of directors regarding possible changes.

Director Nomination Process and Other Corporate Governance Matters

Director Qualifications

In evaluating director nominees, the nominating/corporate governance committee considers the following factors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in our industry and with relevant social policy concerns;

•	experience as a board member of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members; and

•	practical and mature business judgment.

The nominating/corporate governance committee’s goal is to assemble a board of directors that brings to our company a variety of perspectives and skills derived from high quality business and professional experience.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating/corporate governance committee may also consider such other factors as it may deem to be in the best interests of our company and our stockholders. The nominating/corporate governance committee does, however, believe it appropriate for at least one, and preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors meet the definition of “independent director” under the Nasdaq Stock Market qualification standards. The nominating/corporate governance committee also believes it appropriate for our President and Chief Executive Officer to serve as a member of our board of directors.

Identification and Evaluation of Nominees for Directors

The nominating/corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating/corporate governance committee’s criteria for board service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective.

If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating/corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating/corporate governance committee generally polls our board of directors and members of management for their recommendations. The nominating/corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. In making its determinations, the nominating/corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best perpetuate the success of our company and represent stockholder interests through the exercise of sound business judgment. After review and deliberation of all feedback and data, the nominating/corporate governance committee makes its recommendation to our board of directors. Historically, the nominating/corporate governance committee has not relied on third-party search firms to identify director candidates. The nominating/corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

We have not received director candidate recommendations from our stockholders, and we do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated.

Pursuant to our bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary. In order to be considered, the recommendation for a candidate must include the following written information: (1) the stockholder’s name and contact information, as they appear on our books, (2) the class and number of shares of our capital stock which are owned beneficially and of record by the stockholder, (3) a representation that the stockholder is a holder of record of our capital stock and entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination, (4) a representation whether the stockholder intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the candidate and/or (b) otherwise to solicit proxies from stockholders in support of the nomination, and (5) all information relating to such candidate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A and Rule 14a-101 under the Securities Exchange Act of 1934, as amended, or the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). In order to give the nominating/corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2012 Annual Meeting of Stockholders, the recommendation should be received by our corporate secretary at our principal executive offices pursuant to our procedures detailed in the section below entitled “Stockholder Proposals.”

Board Leadership and Risk Oversight

We believe it is the chief executive officer’s responsibility to manage the company and the chairman’s responsibility to lead the board. As directors continue to have more oversight responsibilities than ever before, we believe it is beneficial to have an independent chairman whose sole job is leading the board. By having another director serve as chairman of the board, Mr. Pascoe will be able to focus his entire energy on managing the company.

We believe our chief executive officer and our chairman have an excellent working relationship. By clearly delineating the role of the chairman position in our corporate governance guidelines, we ensure there is no duplication of effort between the chief executive officer and the chairman. We believe this provides strong leadership for our board, while also positioning Mr. Pascoe as the leader of the company in the eyes of our collaborators, vendors, employees and other stakeholders.

Our board has five independent members and three non-independent members. A number of our independent board members have served as members of senior management of other public companies and currently serve or have served as directors of other public companies. We have three board committees comprised solely of independent directors, each with a different independent director serving as chair of the committee. We believe that the number of independent, experienced directors that make up our board, along with the independent oversight of the board by the non-executive chairman, benefits our company and our stockholders.

Our audit committee is primarily responsible for overseeing the company’s risk management processes on behalf of the full board. The audit committee receives reports from management at least quarterly regarding the company’s assessment of risks. In addition, the audit committee reports regularly to the full board of directors, which also considers the company’s risk profile. The audit committee and the full board of directors focus on the most significant risks facing the company’s business and the company’s general risk management strategy, and also ensure that risks undertaken by the company are consistent with the board’s appetite for risk. While the board oversees the company’s risk management, company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

Pursuant to our bylaws and our corporate governance guidelines, our board determines the best board leadership structure for our company from time to time. As part of our annual board self-evaluation process, we evaluate our leadership structure to ensure that the board continues to believe that it provides the optimal structure for our company and stockholders. We recognize that different board leadership structures may be appropriate for companies in different situations. We believe our current leadership structure, with Mr. Pascoe serving as chief executive officer and Mr. Hale serving as chairman of the board, is the optimal structure for our company at this time.

Communications with our Board of Directors

Our stockholders may contact our board of directors or a specified individual director by writing to our corporate secretary at Somaxon Pharmaceuticals, Inc., 3570 Carmel Mountain Road, Suite 100, San Diego, California 92130. Our corporate secretary will relay all such communications to our board of directors, or individual members, as appropriate.

Code of Ethics

Our company has established a Code of Business Conduct and Ethics that applies to our officers, directors and employees which is available on our internet website at www.somaxon.com. The Code of Ethics contains general guidelines for conducting the business of our company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K.

Corporate Governance Documents

Our company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines and the charters for each of our audit committee, compensation committee and nominating/corporate governance committee are available, free of charge, on our website at www.somaxon.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents, free of charge, to any stockholder upon written request to Investor Relations, Somaxon Pharmaceuticals, Inc., 3570 Carmel Mountain Road, Suite 100, San Diego, California 92130.

Report of the Audit Committee

The audit committee oversees our financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in our annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The audit committee reviewed with PricewaterhouseCoopers LLP, who are responsible for expressing an opinion on the conformity of these audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees. In addition, the audit committee has discussed with PricewaterhouseCoopers LLP their independence from management and our company, has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by the Public Company Accounting Oversight Board, Rule 3526 Communication with Audit Committees Concerning Independence, and has considered the compatibility of non-audit services with the independence of our registered public accounting firm.

The audit committee met with PricewaterhouseCoopers LLP to discuss the overall scope of their audit. The meetings with PricewaterhouseCoopers LLP were held, with and without management present, to discuss the results of their examination, their comments on our internal controls and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the audit committee has recommended to our board of directors that the audited financial statements be included in our annual report for the year ended December 31, 2010. The audit committee and our board of directors have also recommended, subject to stockholder approval, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011.

This Audit Committee Report is not soliciting material, is furnished solely with this proxy statement, and is not filed with this proxy statement, or otherwise deemed filed with the SEC, and shall not be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, whether made by us before or after the date hereof, regardless of any general incorporation language in any such filing, except to the extent we specifically incorporate this material by reference into any such filing.

The foregoing report has been furnished by the audit committee.

Erle T. Mast, Chairman
Michael L. Eagle
Kurt von Emster

Compensation of our Board of Directors

We compensate non-employee directors for their service on our board of directors under our Director Compensation Policy. In April 2010, the compensation committee reviewed compensation levels of our board of directors. The compensation committee recommended to the board of directors that the quarterly retainer of our non-Executive Chairman of the Board be increased from $25,000, or $100,000 per year, to $28,000, or $112,000 per year, effective retroactively to April 1, 2010. In addition, the compensation committee recommended to the board of directors that retainers and per-meeting fees be paid in cash rather than in restricted stock units, or RSUs, under our 2005 Stock Incentive Plan, effective retroactively to April 1, 2010. The board of directors adopted both of these changes to the Director Compensation Policy in April 2010.

In February 2011, the compensation committee again reviewed compensation levels of our board of directors. The compensation committee recommended to the board of directors that the quarterly retainer of members of the audit committee be increased from $750, or $3,000 per year, to $1,250, or $5,000 per year and the quarterly retainer of members of the nominating/corporate governance committee be increased from $250, or $1,000 per year, to $625, or $2,500 per year. In addition, the compensation committee recommended to the board of directors that the meeting stipend of members of the board of directors be increased from $1,500 for each board meeting attended in person to $2,000, and from $750 for each board meeting attended by telephone to $1,000. The board of directors adopted these changes to the Director Compensation Policy in March 2011.

Under the current Director Compensation Policy, each non-employee director is eligible to receive a quarterly retainer of $6,250, or $25,000 annually, for service on our board of directors. For his service as our non-Executive Chairman of the Board, as stated above, Mr. Hale receives a quarterly retainer of $28,000, or $112,000 per year.

Our non-employee directors also receive retainers for their service on board committees. The Chairman of the audit committee of the board of directors receives a quarterly retainer of $2,500, or $10,000 per year. Each other member of our audit committee receives a quarterly retainer of $1,250, or $5,000 per year. Each member of the compensation committee of our board of directors receives a quarterly retainer of $625, or $2,500 per year, and each member of the nominating/corporate governance committee of our board of directors receives a quarterly retainer of $625, or $2,500 per year.

Each non-employee director is also eligible to receive an incremental stipend of $2,000 for each board meeting attended in person, or $1,000 for each board meeting attended by telephone, and $1,000 for each committee meeting attended in person, or $500 for each committee meeting attended by telephone. We reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

Our directors may participate in our stock incentive plans and employee-directors may participate in our employee stock purchase plan. Any non-employee director who is elected to our board of directors is granted an option to purchase 35,000 shares of our common stock on the date of his or her initial election to our board of directors. In addition, on the date of each annual meeting of our stockholders, (1) each continuing non-employee director will be eligible to receive an option to purchase 15,000 shares of common stock, (2) the non-Executive Chairman of the Board will be eligible to receive an additional annual option to purchase 25,000 shares of common stock (for a total of 40,000 shares), (3) the Chairman of our audit committee will be eligible to receive an additional annual option to purchase 5,000 shares of common stock (for a total of 20,000 shares) and (4) the Chairmen of our nominating/corporate governance committee and our compensation committee will be eligible to receive an additional annual option to purchase 2,500 shares of common stock (for a total of 17,500 shares each). Such options will have an exercise price per share equal to the fair market value of our common stock on such date. The initial options granted to non-employee directors described above will vest over three years in 36 equal monthly installments on each monthly anniversary of the date of grant, subject to the director’s continuing service on our board of directors on those dates. The annual options granted to non-employee directors described above will vest in 12 equal monthly installments on each monthly anniversary of the date of grant, subject to the director’s continuing service on our board of directors (and, with respect to grants to a Chairman of the Board or board committee, service as Chairman of the Board or a committee) on those dates. The term of each option granted to a non-employee director shall be ten years.

Director Compensation Table

The following table summarizes our director compensation for each of our directors except Mr. Pascoe for the year ended December 31, 2010. Please see the tables relating to our named executive officers for information relating to Mr. Pascoe.

	Fees
	Earned
	or Paid	Stock	Option	All Other
	in Cash	Awards	Awards	Compensation	Total
Name and Principal Position	($)	($)(1)	($)(2)	($)	($)

David F. Hale, Chairman of the Board	$96,000	$28,500	$132,116	$—	$256,616
Erle T. Mast, Director, Chairman of the Audit Committee	$41,000	$13,284	$66,058	$—	$120,342
Kurt von Emster, Director, Chairman of the Nominating / Corporate Governance Committee	$36,151	$11,111	$57,801	$—	$105,063
Terrell A. Cobb, Director	$27,750	$9,249	$49,543	$—	$86,542
Michael L. Eagle, Director	$34,875	$13,622	$49,543	$—	$98,040
Kurt C. Wheeler, former Director(4)	$—	$—	$—	$—	$—
Faheem Hasnain, Director(5)	$9,451	$—	$105,086	$—	$114,537
Thomas G. Wiggans, Director, Chairman of the Compensation Committee	$32,375	$12,618	$57,801	$—	$102,794
Jesse I. Treu, Ph.D., former Director, former Chairman of Compensation Committee(3)	$—	$11,873	$—	$—	$11,873

(1)	From November 2008 through March 2010, members of our board of directors received RSUs in lieu of cash compensation. The RSUs vested on December 1, 2010. The “Stock Awards” column is the grant date fair value of these RSUs issued to our non-employee directors during 2010. Although these RSUs vested based on performance conditions, those performance conditions were considered probable of being achieved at the date of grant and the full grant date fair value of such RSUs is included in the “Stock Awards” column above. The grant date fair value was determined in accordance with the provisions of FASB ASC Topic 718. For information about the assumptions used in the calculation of grant date fair value, see the notes to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2010. As of December 31, 2010, none of our non-employee directors held any outstanding stock awards.

(2)	The “Option Awards” column is the grant date fair value of option awards issued to our non-employee directors during 2010, calculated in accordance with the provisions of FASB ASC Topic 718. See the assumptions used in the Black-Scholes model in the notes to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2010. During 2010, our non-employee directors were granted stock options to purchase the following numbers of shares of our common stock: Mr. Hale, 40,000 shares;

Mr. Mast, 20,000 shares; Mr. von Emster, 17,500 shares; Mr. Cobb, 15,000 shares; Mr. Eagle, 15,000 shares; Mr. Wiggans, 17,500 shares; and Mr. Hasnain, 35,000 shares.

(3)	Dr. Treu did not stand for re-election at the Annual Meeting on June 9, 2010.

(4)	Mr. Wheeler resigned from our board of directors and the compensation and nominating/corporate governance committees thereof effective as of March 18, 2010.

(5)	Mr. Hasnain became a director in September 2010.

Director Independence

Our board of directors has determined that five of our eight directors are independent under the Nasdaq Stock Market qualification standards, including Messrs. Eagle, Hasnain, Mast, von Emster and Wiggans.

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our board of directors at our Annual Meeting, we encourage all of our directors to attend. Messrs. Hale and Pascoe attended last year’s annual meeting.

Our board of directors unanimously recommends a vote “FOR” each nominee listed above. Proxies solicited by our board of directors will be so voted unless stockholders specify otherwise on the accompanying proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 4, 2011 for:

•	each of our Named Executive Officers as defined in “Executive Compensation” of this report;

•	each of our directors;

•	each person known by us to beneficially own more than 5% of our common stock; and

•	all of our Named Executive Officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options held by such persons that are exercisable as of June 3, 2011, which is 60 days after April 4, 2011.

Percentage of beneficial ownership is based on 45,004,991 shares of common stock outstanding as of April 4, 2011. Unless otherwise indicated, the address for the following stockholders is c/o Somaxon Pharmaceuticals, Inc., 3570 Carmel Mountain Road, Suite 100, San Diego, CA 92130.

	Shares	Percent
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned	Owned

5% Stockholders:
Funds affiliated with MPM Capital, L.P.(1) 601 Gateway Boulevard, Suite 350 South San Francisco, CA 94080	5,909,155	12.8%
Ingalls & Snyder, LLC(2) 61 Broadway New York, NY 10006	5,016,000	11.1%
Federated Investors, Inc.(3) 5800 Corporate Drive Pittsburgh, PA 15222	3,816,535	8.5%
Scale Venture Management I, LLC, (formerly BAVP, L.P.)(4) 950 Tower Lane, Suite 700 Foster City, CA 94404	3,002,858	6.6%
Funds affiliated with Putnam, LLC d/b/a Putnam Investments(5) One Post Office Square Boston, MA 02109	2,818,431	6.3%
Directors and Named Executive Officers:
David F. Hale(6)	708,539	1.6%
Erle T. Mast(7)	108,296	*
Faheem Hasnain(8)	8,750	*
Kurt von Emster(9)	162,963	*
Terrell A. Cobb(10)	154,691	*
Michael L. Eagle(11)	100,646	*
Thomas G. Wiggans(12)	82,359	*
Richard W. Pascoe(13)	490,041	1.1%
Tran B. Nguyen(14)	69,166	*
Matthew W. Onaitis(15)	258,548	*
Brian T. Dorsey(16)	227,325	*
Jeffrey W. Raser(17)	328,581	*
Named Executive Officers and directors as a group (12 persons)(18)	2,699,905	5.7%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)	Funds affiliated with MPM Capital L.P. include the following holdings:

		Number
		of Warrants
		Exercisable
	Number	within 60 days of
Shareholder Name	of Shares	April 4, 2011

MPM Asset Management Investors 2005 BVIII LLC	68,399	18,848
MPM BioVentures III GmbH & Co. Beteiligungs KG	326,317	89,923
MPM BioVentures III Parallel Fund, L.P.	116,646	32,144
MPM BioVentures III, L.P.	259,654	71,553
MPM BioVentures III-QP, L.P.	3,861,546	1,064,125

Total	4,632,562	1,276,593

MPM BioVentures III GP, L.P. and MPM BioVentures III LLC are the direct and indirect general partners of MPM BioVentures III-QP, L.P., MPM BioVentures III GmbH & Co. Beteiligungs KG, MPM BioVentures III, L.P. and MPM BioVentures III Parallel Fund, L.P. The members of MPM BioVentures III LLC and MPM Asset Management Investors 2005 BVIII LLC are Luke Evnin, Ansbert Gadicke, Nicholas Galakatos, Dennis Henner, Nicholas Simon III, Michael Steinmetz and Kurt Wheeler, who disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(2)	The voting and disposition of the shares held by Ingalls & Snyder was obtained from the Schedule 13-G/A filed by Ingalls & Snyder on February 14, 2011.

(3)	The voting and disposition of the shares held by Federated Investors, Inc. was obtained from the Schedule 13-G/A filed by Federated Investors, Inc. on February 9, 2011.

(4)	Shares held by Scale Venture Management I, LLC include warrants to purchase 510,638 shares of our common stock within 60 days of April 4, 2011. The voting and disposition of the shares held by Scale Venture Management I, LLC was obtained from the Schedule 13-G/A filed by BAVP, L.P. on July 8, 2010.

(5)	The voting and disposition of the shares held by Putnam, LLC d/b/a Putnam Investments was obtained from the Schedule 13-G/A filed by Putnam, LLC d/b/a Putnam Investments on February 14, 2011.

(6)	Shares held by David F. Hale include 370,552 shares of common stock subject to outstanding options which are exercisable within 60 days of April 4, 2011.

(7)	Shares held by Erle T. Mast include 66,666 shares of common stock subject to outstanding options which are exercisable within 60 days of April 4, 2011.

(8)	Shares held by Faheem Hasnain include 8,750 shares of common stock subject to outstanding options which are exercisable within 60 days of April 4, 2011.

(9)	Shares held by Kurt von Emster include 93,331 shares of common stock subject to outstanding options which are exercisable within 60 days of April 4, 2011 and warrants to purchase 42,553 shares of our common stock within 60 days of April 4, 2011.

(10)	Shares held by Terrell A. Cobb include 111,387 shares of common stock subject to outstanding options which are exercisable within 60 days of April 4, 2011.

(11)	Shares held by Michael L. Eagle include 63,333 shares of common stock subject to outstanding options which are exercisable within 60 days of April 4, 2011.

(12)	Shares held by Thomas G. Wiggans include 55,833 shares of common stock subject to outstanding options which are exercisable within 60 days of April 4, 2011.

(13)	Shares held by Richard W. Pascoe include 451,666 shares of common stock subject to outstanding options which are exercisable within 60 days of April 4, 2011.

(14)	Shares held by the Tran B. Nguyen include 58,333 shares of common stock subject to outstanding options which are exercisable within 60 days of April 4, 2011 and 8,333 restricted stock units which vest within 60 days of April 4, 2011.

(15)	Shares held by Matthew W. Onaitis include 214,511 shares of common stock subject to outstanding options which are exercisable within 60 days of April 4, 2011.

(16)	Shares held by Brian T. Dorsey include 203,873 shares of common stock subject to outstanding options which are exercisable within 60 days of April 4, 2011.

(17)	Shares held by Jeffrey W. Raser include 328,581 shares of common stock subject to outstanding options which are exercisable within 60 days of April 4, 2011.

(18)	Includes 2,026,816 shares of common stock subject to outstanding options and 42,553 warrants which are exercisable within 60 days of April 4, 2011.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers

Executive Officers

At April 4, 2011, our executive officers consisted of the following:

Name	Age	Position with the Company

Richard W. Pascoe	47	President and Chief Executive Officer
Tran B. Nguyen	37	Senior Vice President and Chief Financial Officer
Jeffrey W. Raser	50	Senior Vice President and Chief Commercial Officer
Brian T. Dorsey	42	Senior Vice President, Technical Operations
Matthew W. Onaitis	40	Senior Vice President, General Counsel and Secretary

See “Information Regarding Directors” for the biography of Mr. Pascoe.

Tran B. Nguyen has served as our Senior Vice President and Chief Financial Officer since February 2011, and was our Vice President and Chief Financial Officer from April 2010 until February 2011. Mr. Nguyen brings to the Company more than 10 years of finance experience primarily focused in the life science industry. Previously, Mr. Nguyen was Vice President and Chief Financial Officer at Metabasis Therapeutics, Inc., a biopharmaceutical company, where he was responsible for managing all finance and accounting activities, and played a significant role in strategic and operating decisions from March 2009 until the company was sold to Ligand Pharmaceuticals Incorporated in January 2010. Prior to joining Metabasis, Mr. Nguyen was a Vice President in the Healthcare Investment Banking group at Citi Global Markets, Inc. from May 2007 until January 2009, where he was responsible for senior and junior relationship management of small-to-large-cap biotechnology and specialty pharma companies on the West Coast. Mr. Nguyen served in the Healthcare Investment Banking group at Lehman Brothers, Inc. as a Vice President from January 2006 until April 2007, and as an associate from July 2004 until December 2005 where he was responsible for executing various transactions including equity, equity-linked, debt, and mergers and acquisitions for small-to-large-cap biotechnology and specialty pharma companies. Mr. Nguyen received a B.A. in Economics and Psychology from Claremont McKenna College, and an M.B.A. from the Anderson School of Management at U.C.L.A.

Jeffrey W. Raser is one of our co-founders and served as our Senior Vice President, Sales and Marketing since our inception in August 2003 until April 2010, when Mr. Raser was named our Senior Vice President and Chief Commercial Officer. From 2000 to 2003, Mr. Raser was the Senior Vice President, Corporate Development and Marketing for CancerVax Corporation, a biopharmaceutical company focused on the development of immunotherapeutic products for the treatment of cancer. Prior to CancerVax, from 1998 to 2000 he served as Senior Vice President of Sales and Marketing for Women First HealthCare, a specialty pharmaceutical company. Mr. Raser also held a variety of positions at Roche Laboratories, a pharmaceutical company, in sales, marketing and strategic planning and at Lederle Laboratories, a pharmaceutical company, in government and corporate affairs. Mr. Raser holds a B.A. from Franklin and Marshall College.

Brian T. Dorsey joined us as Executive Director, Manufacturing and Program Management in March 2005. He was later promoted to Vice President, Manufacturing and Program Management in November 2006, named Vice President, Product Development in January 2007 and named Senior Vice President, Technical Operations in April 2010. From April 2002 to March 2005, Mr. Dorsey served as Head of Project Management, Medical Writing and Library Services at Maxim Pharmaceuticals Inc., a biopharmaceutical company. From May 2001 to April 2002, Mr. Dorsey served as Director, Head of Biopharmaceutical Project Management at Baxter Bioscience, a division of Baxter Healthcare Corporation. Previously, Mr. Dorsey served as a Global Project Leader / Project Director at Pfizer Global Research and Development (Agouron). Mr. Dorsey received his B.S. in chemistry and his Masters degree in executive leadership, both from the University of San Diego.

Matthew W. Onaitis joined us as Vice President, Legal Affairs and Secretary in May 2006. He was named Vice President, General Counsel and Secretary in January 2007 and named Senior Vice President, General Counsel and

Secretary in April 2010. From January 2006 to May 2006, Mr. Onaitis served as Associate General Counsel at Biogen Idec Inc., a biopharmaceutical company. From June 2004 to December 2005, Mr. Onaitis was Director, Legal Affairs at Elan Corporation plc, a biopharmaceutical company. Mr. Onaitis practiced corporate and commercial law in private practice from 1998 to June 2004, which included a secondment to Elan from October 2003 to June 2004. Mr. Onaitis holds a J.D. from Stanford Law School and a B.S. in mechanical engineering from Carnegie Mellon University.

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis describes our overall compensation policies and practices and specifically analyzes the total compensation for the following executive officers, also referred to herein as our Named Executive Officers:

•	Richard W. Pascoe, Chief Executive Officer and Director,

•	Tran B. Nguyen, Senior Vice President and Chief Financial Officer,

•	Jeffrey W. Raser, Senior Vice President and Chief Commercial Officer,

•	Brian T. Dorsey, Senior Vice President, Technical Operations, and

•	Matthew W. Onaitis, Senior Vice President and General Counsel.

All of our compensation programs are designed to attract and retain key employees and to motivate them to achieve key strategic performance measures to create long-term shareholder value. With respect to the compensation of our Named Executive Officers, we believe that their compensation should largely reflect their success as a management team in meeting key corporate objectives, rather than as individual contributors. As a result, we believe that the performance of the executives in managing our company, considered in light of general economic and specific company, industry and competitive conditions, should be the main basis for determining their overall compensation.

Our compensation program is designed to achieve these objectives through a combination of the following types of compensation: base salary, performance-based cash bonus awards, performance-based equity awards and time-based equity awards. Base salary is intended to provide a baseline level of compensation for our Named Executive Officers. The remaining types of compensation, which in the aggregate represent the majority of our Named Executive Officers’ total compensation as shown in our Summary Compensation Table below, tie compensation directly to the achievement of corporate objectives, increases in our stock price or both. Each element of our executive compensation program is discussed in greater detail below.

We believe that the total compensation received by our Named Executive Officers relating to 2010 was appropriate when viewed in light of the following key corporate achievements during 2010:

•	On March 17, 2010, the U.S. Food and Drug Administration, or FDA, approved our New Drug Application, or NDA, for Silenor for the treatment of insomnia characterized by difficulty with sleep maintenance.

•	On March 31, 2010, we completed a public offering of common stock to fund the commercialization of Silenor, the net proceeds from the sale of which, after underwriting discounts and commissions and estimated offering expenses, were approximately $52.7 million.

•	On August 25, 2010, we entered into a co-promotion agreement with The Proctor & Gamble Distributing Company LLC, or P&G, relating to Silenor, which included a right of first negotiation for P&G regarding over-the-counter rights to Silenor.

•	On September 20, 2010, full-scale, field-based promotion of Silenor began with the deployment of our 110 contract sales representatives and P&G’s 105 sales representatives, targeting approximately 35,000 physicians and 25,000 pharmacies across the U.S.

•	In November 2010, we completed an additional public offering of common stock to fund the commercialization of Silenor, the net proceeds of which, after underwriting discounts and commissions and estimated offering expenses, were approximately $24.8 million.

•	Our stock price increased 192% from December 31, 2009 to December 31, 2010.

Overview of Total Compensation and Process

Elements of total compensation for our Named Executive Officers include:

•	base salary, which is initially negotiated with the executive when the executive is hired and is reviewed by the compensation committee annually,

•	annual cash bonus awards, which reward annual company performance based on pre-determined objectives,

•	performance-based equity awards, which reward company performance based on pre-determined criteria for key corporate objectives,

•	time-based equity awards, which reward company performance as reflected in its stock price over time, and

•	other benefits, such as health insurance benefits.

Each of these is described in more detail below.

The compensation committee has the primary authority to determine our company’s compensation philosophy and to establish compensation for our Named Executive Officers. Each year, generally in the first quarter, the compensation committee, which consists entirely of independent members of our board of directors, reviews the performance of each of our Named Executive Officers during the previous year. In connection with this review, the compensation committee typically reviews and resets base salaries for our Named Executive Officers, determines their annual cash bonuses relating to prior year performance, approves elements of the incentive bonus plan for the current year, including target bonuses and corporate objectives, and grants equity awards to our Named Executive Officers and certain other eligible employees. The compensation committee also has the discretion to make adjustments to executive compensation at other times during the year.

In making these compensation decisions, it has been the practice of our compensation committee to review the historical levels of each element of each Named Executive Officer’s total compensation (salary, bonus, equity awards and other benefits) and to compare each element with that of the executive officers in an appropriate group of comparable specialty pharmaceutical companies.

With respect to the compensation committee’s executive compensation review in early 2010, the committee authorized management to engage Barney & Barney Compensation Consulting, or Barney & Barney, to perform an assessment of our group of comparable specialty pharmaceutical companies. Our management reviewed with Barney & Barney the comparison group that we used in 2009, and this review resulted in a new comparison group for 2010 that possessed the following characteristics at the time of selection:

•	market capitalizations below $350 million,

•	most advanced product in Phase 2b or with a product approved or commercialized in the last 24 months,

•	less than 175 employees, and

•	a reasonable expectation that we could compete with these companies to fill senior management positions.

The compensation committee then approved the companies comprising the comparison group. The companies in the group were:

    •   Acadia Pharmaceuticals Inc.

•   Alexza Pharmaceuticals, Inc.

•   ARIAD Pharmaceuticals, Inc.

•   Biocryst Pharmaceuticals Inc.

•   Bionovo Inc.

•   Cypress Bioscience Inc.

•   Dyax Corp.

•   Dynavax Technologies Corp.

•   Ligand Pharmaceuticals, Inc.

•   MDRNA, Inc.
• Neurocrine BioSciences, Inc.

•   Neurogesx, Inc.

•   Orexigen Therapeutics, Inc.

•   Pain Therapeutics, Inc.

•   Poniard Pharmaceuticals, Inc.

•   Questcor Pharmaceuticals, Inc.

•   Telik, Inc.

•   Transcept Pharmaceuticals Inc.

•   Trubion Pharmaceuticals, Inc.

• Vanda Pharmaceuticals Inc.

The changes made to the selection criteria for the 2010 comparison group reflected a desire on the part of the compensation committee to include for their consideration on a forward-looking basis, in advance of the commercialization of Silenor, a small number of companies having commercial operations. The committee reviewed compensation information relating to this sub-group both separately and as part of the entire comparison group, in each case in light of the company’s status with respect to commercialization efforts, in connection with determining 2010 compensation.

Barney & Barney compiled competitive executive compensation information from each of the companies in this comparison group for the compensation committee to review and analyze in making executive compensation decisions during 2010.

With respect to the compensation committee’s executive compensation review in early 2011, the committee authorized management to engage Barney & Barney to perform another assessment of our group of comparable specialty pharmaceutical companies. Our management reviewed with Barney & Barney the comparison group that we used in 2010, and this review resulted in a new comparison group for 2011 that possessed the following characteristics at the time of selection:

•	market capitalizations between $100 and $500 million,

•	most advanced product in a pivotal clinical trial, NDA filed, FDA approved but awaiting launch, or marketed,

•	less than 250 employees, and

•	a reasonable expectation that we could compete with these companies to fill senior management positions.

The compensation committee then approved the companies comprising the comparison group. The companies in the group were:

• Affymax Inc.	• Ligand Pharmaceuticals, Inc.
• Allos Therapeutics, Inc.	• MAP Pharmaceuticas, Inc.
• Arena Pharmaceuticals, Inc.	• Neurocrine Biosciences, Inc.
• Avanir Pharmaceuticals, Inc.	• Neurogesx, Inc.
• Biocryst Pharmaceuticals, Inc.	• Optimer Pharmaceuticals, Inc.
• Cadence Pharmaceuticals Inc.	• Orexigen Therapeutics, Inc.
• Columbia Laboratories Inc.	• Pain Therapeutics, Inc.
• Cornerstone Therapeutics, Inc.	• Santarus, Inc.
• Dyax Corp.	• Spectrum Pharmaceuticals, Inc.
• Dynavax Technologies Corp.	• Sunesis Pharmaceuticals, Inc.
• GTX Inc.	• Transcept Pharmaceuticals, Inc.
• Idenix Pharmaceuticals, Inc.	• Vanda Pharmaceuticals, Inc.

The changes made to the selection criteria for the 2011 comparison group reflect a desire on the part of the compensation committee to include additional companies having commercial operations as a result of the launch of Silenor. The committee intends to review compensation information relating to this sub-group both separately and as part of the entire comparison group, in each case in light of the company’s status with respect to commercialization efforts, in considering future compensation determinations.

Barney & Barney compiled competitive executive compensation information from each of the companies in this comparison group for the compensation committee to review and analyze in making executive compensation decisions during 2011.

With respect to Named Executive Officers for which the publicly available competitive information from the comparison group was not sufficient to provide meaningful analysis in 2010 and 2011, Barney & Barney provided the compensation committee with competitive information relating to such officers’ positions from one or more executive compensation surveys.

With respect to survey data not relating to our comparison groups that was reviewed by the compensation committee in 2010 and 2011, the identities of the individual companies included in the surveys were not provided to the compensation committee, and the compensation committee did not refer to individual compensation information for such companies. Instead, the compensation committee only referred to statistical summaries of such surveys.

While we believe that comparisons to market data are a useful tool, we do not believe that it is appropriate to establish executive compensation levels based solely on a comparison to competitive data. While compensation paid by other companies is a factor that the compensation committee considers in assessing the reasonableness of compensation, the compensation committee does not rely entirely on that data to determine executive officer compensation. Instead, the compensation committee incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment. As a result of this approach, there are no comparative guidelines, such as percentiles, used by our compensation committee in making compensation determinations relative to the compensation data from our comparison group. In addition, the compensation committee has discretion to make stock awards to executive officers that are outside of the ranges in previously-approved stock option grant guidelines. Our compensation committee relies upon the judgment of its members in making executive compensation decisions, after reviewing the following factors:

•	our performance against corporate objectives for the previous year,

•	difficulty in achieving desired results in the previous year and the current year,

•	the value of the executive’s unique leadership and other skills and capabilities to support our long-term performance,

•	historical compensation versus performance,

•	status relative to similarly-situated executives from our comparison group or from compensation surveys,

•	the executive’s performance generally, including against individual objectives, if any, for the previous year, and

•	the impact that any compensation awards that are payable in cash would have on our cash position.

The data regarding the compensation history and the relevant comparison group for each Named Executive Officer are provided to our Chief Executive Officer, the Chairman of the Board and the compensation committee. Our Chief Executive Officer then makes compensation recommendations to the compensation committee with respect to the executive officers who report to him. Our Chairman of the Board makes compensation recommendations to the compensation committee with respect to the Chief Executive Officer. The compensation committee considers, but is not bound to accept, these recommendations with respect to executive officer compensation. No executive officer is present at the time that his or her compensation is being discussed or determined.

Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our company and our stockholders. A significant percentage of total compensation is allocated to incentive compensation as a result of this philosophy. We have no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the compensation committee reviews historical and competitive information and applies its judgment in light of the company’s then-current circumstances regarding current and long-term goals to determine the appropriate level and mix of incentive compensation.

Elements of Executive Compensation

Summary Compensation Table

The following “Summary Compensation Table” summarizes the compensation received by the Named Executive Officers in the fiscal years ended December 31, 2010, 2009 and 2008. This table provides an all-inclusive presentation of the various cash and non-cash elements that comprise total compensation for each of the Named Executive Officers. Except as set forth below, no Named Executive Officer earned any pension or other nonqualified deferred compensation, or perquisites exceeding $10,000 during 2010, 2009 or 2008.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)	($)

Richard W. Pascoe, President,	2010	$456,250	$112,050	$429,500	$1,283,536	$209,875	$—	$2,491,211
Chief Executive Officer and	2009	$415,000	$—	$—	$1,461,045	$—	$—	$1,876,045
Director(5)	2008	$163,484	$—	$24,200	$1,313,800	$—	$206,845	$1,708,329
Tran B. Nguyen, Senior Vice	2010	$206,193	$—	$206,500	$1,234,226	$66,394	$42,163	$1,755,476
President and Chief Financial
Officer(6)
Jeffrey W. Raser, Senior Vice	2010	$300,038	$56,732	$343,600	$962,652	$96,612	$—	$1,759,634
President and Chief Commercial	2009	$270,150	$—	$—	$831,989	$—	$—	$1,102,139
Officer	2008	$268,484	$38,588	$15,125	$293,166	$—	$—	$615,363
Brian T. Dorsey, Senior Vice	2010	$284,500	$53,130	$257,700	$641,768	$91,609	$—	$1,328,707
President, Technical Operations	2009	$253,000	$—	$—	$786,025	$—	$—	$1,039,025
	2008	$250,029	$34,500	$15,125	$244,305	$—	$—	$543,959
Matthew W. Onaitis, Senior	2010	$280,313	$49,613	$257,700	$641,768	$90,261	$—	$1,319,655
Vice President and General Counsel	2009	$236,250	$—	$—	$957,609	$—	$—	$1,193,859
	2008	$234,797	$33,750	$15,125	$244,305	$—	$—	$527,977

(1)	Amounts listed under the “Bonus” column for 2010 reflect the discretionary bonuses paid to each of the Named Executive Officers in April 2010. Amounts listed under the “Bonus” column for 2008 reflect the amounts paid to each of the Named Executive Officers in April 2008 related to the acceptance by the FDA of our NDA for Silenor.

(2)	The “Stock Awards” column is the grant date fair value of stock awards issued during each respective year, adjusted where applicable for our assessment of the probability that performance conditions will be achieved. The grant date fair value was determined in accordance with the provisions of FASB ASC Topic 718. For information about the assumptions used in the calculation of grant date fair value, see the notes to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2010. The RSUs with performance conditions granted during 2010 were considered probable of achieving their vesting conditions at the date of grant and the full grant date fair value of such RSUs is included in the “Stock Awards” column above. The stock awards with performance conditions granted during 2008 and 2009 were not considered probable of achieving their vesting conditions at the date of grant. Therefore the grant date fair value of such performance awards for purposes of the Summary Compensation Table was zero. The full grant date fair value of all stock awards granted during 2008 and 2009 which vested upon achieving performance conditions is, however, provided in the table following the footnotes to this Summary Compensation Table.

(3)	The “Option Awards” column is the grant date fair value of stock options granted during each respective year, adjusted where applicable for our assessment of the probability that performance conditions will be achieved. The grant date fair value was determined in accordance with the provisions of FASB ASC Topic 718 using the Black-Scholes valuation model with assumptions described in more detail in the notes to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2010. None of the stock options with performance conditions that were granted in 2009 and 2008 were considered probable of achieving their vesting conditions at the date of grant. Therefore the grant date fair value of such performance awards for purposes of the Summary Compensation Table was zero. No performance-based stock options were granted during 2010. The full grant date fair value of stock options which vested upon achieving performance conditions is, however, provided in the table following the footnotes to the Summary Compensation Table. Amounts included in the “Option Awards” column for 2009 include the fair value of replacement awards granted in our stock option exchange program which was completed in June 2009. The fair value of the replacement awards granted in the stock option exchange program is the sum of the unrecognized expense from the original award at the time of the exchange, plus the incremental value from the replacement award. The incremental value is the difference between the fair value of the replacement award and the fair value of the original award at the time of exchange.

(4)	Amounts reflect the bonuses earned during 2010 under our 2010 Incentive Plan. Such bonuses were paid in February 2011.

(5)	Mr. Pascoe became our President and Chief Executive Officer in August 2008. Amounts included in “All Other Compensation” reflect the sum of: (a) a $25,000 signing bonus paid at the time Mr. Pascoe joined us, plus the gross-up for taxes of $18,668 on such signing bonus, and (b) amounts reimbursed to Mr. Pascoe of $102,276 incurred in connection with his relocation to San Diego, California from Massachusetts, plus $60,901 for the gross-up for taxes on these reimbursed expenses to the extent such amounts were taxable. Amounts reimbursed for his relocation include reimbursement for temporary living expenses in San Diego, reasonable expenses relating to the sale of Mr. Pascoe’s home in Massachusetts, closing costs associated with the purchase of a primary residence in San Diego and moving of household goods.

(6)	Mr. Nguyen became our Vice President and Chief Financial Officer in April 2010, and Mr. Nguyen was promoted to Senior Vice President and Chief Financial Officer in February 2011. Amounts included in “All Other Compensation” reflect amounts reimbursed to Mr. Nguyen of $34,672 incurred in connection with his relocation to San Diego, California from San Mateo, California, plus $7,491 for the gross-up for taxes on these reimbursed expenses to the extent such amounts were taxable. Amounts reimbursed for his relocation include reimbursement for temporary living expenses in San Diego and moving of household goods.

The following table provides the full grant date fair values for all share-based awards that were excluded from the Summary Compensation Table (see footnotes 2 and 3 above) that were granted with performance-based vesting conditions, assuming that the highest level of performance would be achieved in each case.

		Grant Date
		Fair Value		Grant Date	Option
		of Stock	Stock Award	Fair Value	Award
		Awards $	Vesting	of Option	Vesting
Name	Year	(1)	Conditions	Awards(2)	Conditions

Richard W. Pascoe	2010	$—		$—	—
	2009	$100,001	(3)	$119,947		(4)
	2008	$228,400	(5)	$—	—
Tran B. Nguyen	2010	$—		$—	—
Jeffrey W. Raser	2010	$—		$—	—
	2009	$47,219	(3)	$79,965		(4)
	2008	$30,250	(5)	$—	—
Brian T. Dorsey	2010	$—		$—	—
	2009	$43,864	(3)	$79,965		(4)
	2008	$30,250	(5)	$—	—
Matthew W. Onaitis	2010	$—		$—	—
	2009	$41,089	(3)	$79,965		(4)
	2008	$30,250	(5)	$—	—

(1)	The “Grant Date Fair Value of Stock Awards” is based on the closing stock price of our common stock on the date of grant and is determined in accordance with the provisions of FASB ASC Topic 718. For information about the assumptions used in the calculation of grant date fair value, see the notes to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2010.

(2)	The “Grant Date Fair Value of Option Awards” is the grant date fair value of stock options granted during each respective year. The grant date fair value was determined in accordance with the provisions of FASB ASC Topic 718 using the Black-Scholes valuation model with assumptions described in more detail in the notes to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2010.

(3)	Amounts reflect the value of RSUs which would have vested upon completion of financing activities resulting in at least $25 million of non-restricted cash proceeds by December 31, 2009. This financing goal was not achieved, and all of the listed stock awards granted during 2009 were subsequently forfeited.

(4)	Amounts reflect the value of stock options of which 50% vested upon FDA approval of the Silenor NDA and 50% vested upon the completion of a strategic relationship with regards to the commercialization of Silenor.

(5)	Amounts reflect the value of RSUs of which 50% vested upon FDA approval of the Silenor NDA and 50% vested in connection with the first commercial sale of Silenor in the United States.

Base Salary

Base salary is intended to provide a baseline of compensation that does not fluctuate, absent merit-based increases. As a general matter, the base salary for each Named Executive Officer is initially established through negotiation at the time the officer is hired, taking into account the officer’s qualifications, experience, prior salary and competitive salary information. Each of our Named Executive Officers has entered into an employment agreement with us that prohibits the compensation committee from decreasing his base salary as part of this annual review process.

Each year, the compensation committee reviews the base salary levels of each of the Named Executive Officers, which includes an analysis of the prior year’s individual and corporate performance, historical compensation awards, our budget for merit increases, anticipated contribution to the current year’s corporate goals and comparisons to data from the companies in our comparison group and compensation surveys, if applicable, with respect to each such executive officer. Salaries are also reviewed in the case of promotions or other significant changes in responsibilities.

In April 2010, following approval of the NDA for Silenor, the compensation committee determined to increase salaries based on the criteria set forth above. In February 2011, the compensation committee again determined to increase salaries based on the criteria set forth above. The base salaries for each of 2010 and 2011 are as follows:

	Base Salary
Named Executive Officer	2009	2010	2011

Richard W. Pascoe	$415,000	$470,000	$484,100
Tran B. Nguyen	$—	$285,000	$303,850
Jeffrey W. Raser	$270,150	$310,000	$319,300
Brian T. Dorsey	$253,000	$295,000	$303,850
Matthew W. Onaitis	$236,250	$295,000	$303,850

The compensation committee acknowledged that the Named Executive Officers did not receive a base salary adjustment during 2009 due to the company’s then-current cash position. As a result, the percentage increase in base salaries for our Named Executive Officers from 2009 to 2010 ranged from 13% to 16%. Following the FDA’s approval of our NDA for Silenor, the compensation committee, after reviewing comparable company information provided by our compensation consultant and the individual contributions of our Named Executive Officers during 2009, determined to approve the foregoing increases.

The percentage increase in base salaries for each of Messrs. Pascoe, Raser, Dorsey and Onaitis from 2010 to 2011 was 3%, reflecting the compensation committee’s determination that the base salaries for these Named Executive Officers were generally appropriate, subject to a merit increase that is consistent with industry averages provided by our compensation consultant. Mr. Nguyen’s base salary increased 6.6% from 2010 to 2011, reflecting an increase as a result of his promotion in February 2011 to Senior Vice President and Chief Financial Officer.

Bonus Awards

It is the compensation committee’s objective to have a significant percentage of each Named Executive Officer’s total compensation be contingent upon our performance and his contribution toward our performance. This allows our Named Executive Officers to receive bonus compensation in the event certain specified corporate performance objectives are achieved.

2010 Discretionary Bonuses.  While the compensation committee established a formal incentive plan for 2009, due to the delay in the approval by the FDA of our NDA for Silenor, none of the corporate objectives under the 2009 bonus program were achieved during 2009. However, in light of the approval of Silenor in March 2010, the completion of a financing in March 2010 to fund commercialization activities for Silenor and the efforts of the Named Executive Officers in achieving these important corporate objectives, the compensation committee determined that some form of cash bonus compensation was appropriate. As a result, in April 2010, as part of the compensation committee’s annual review of the compensation levels of our Named Executive Officers, the compensation committee approved the discretionary bonuses to be paid to our executive officers that are listed in the Summary Compensation Table above.

2010 Incentive Plan.  Also in April 2010, our compensation committee adopted the 2010 Incentive Plan. This plan was designed to reward our Named Executive Officers for the achievement of annual performance goals during 2010. Pursuant to the 2010 Incentive Plan, the Named Executive Officers were eligible to receive bonuses ranging from zero to 150% of their target bonuses based entirely on the achievement of corporate performance goals. For 2010, the target bonus percentage for our Chief Executive Officer was 50% of his base salary, and the target bonus percentage for each other Named Executive Officer was 35% of his base salary. Our 2010 corporate performance goals were established by our board of directors and included objectives relating to: (1) establishing a strategic collaboration regarding Silenor, which was weighted at 40% of our overall strategic objectives, (2) our financing activities, which was weighted at 20% of our overall strategic objectives, and (3) commercializing Silenor, which was weighted at 40% of our overall strategic objectives.

With respect to establishing a strategic collaboration regarding Silenor, our goal was to complete a collaboration approved by our board of directors by the end of 2010. Our financial objectives primarily related to completing one or more financings in 2010 to generate sufficient cash to meet our cash needs for the initial commercialization of Silenor. Our objective relating to commercializing Silenor was primarily to establish a commercial organization, commercially launch Silenor and generate prescriptions.

With respect to our corporate goals, under the 2010 Incentive Plan, our compensation committee places performance into one of four categories: excellent in view of prevailing conditions, acceptable in view of prevailing conditions, meeting some but not all objectives, or not acceptable in view of prevailing conditions. Each of these categorizations results in a range of multipliers to the target amount of the bonus. The compensation committee has discretion with respect to the actual multiplier to apply in each case. For 2010, the ranges were 75% to 150% for excellent performance, 50% to 75% for acceptable performance, 25% to 50% for performance meeting some but not all objectives and 0% for unacceptable performance. The primary factor in the determination of the bonus is the achievement of corporate objectives, but the compensation committee may also take other factors into account, such as individual contribution to corporate goals, historical compensation awards, anticipated contribution to future corporate goals and the impact that the payment of bonuses in cash would have on our cash position. As a result, the ultimate payment of bonuses is within the subjective discretion of our compensation committee, notwithstanding performance relating to pre-established corporate objectives.

In February 2011, the compensation committee undertook its annual review of the compensation levels and performance of the company and each of the Named Executive Officers. In connection with this process, the committee assessed our overall performance and determined that we met our corporate objectives at the 92% level. This was based upon the determinations of the committee that each of our corporate goals relating to a strategic partnership relating to Silenor and financing activities were met at the 100% level, and our corporate goal relating to the commercialization of Silenor was met at the 80% level. Based upon this analysis, the compensation committee granted bonuses pursuant to the 2010 Incentive Plan as listed in the Summary Compensation Table above.

In February 2011, our compensation committee adopted the 2011 Incentive Plan. This plan is designed to reward our Named Executive Officers for the achievement of annual performance goals. Pursuant to the 2011 Incentive Plan, the Named Executive Officers are eligible to receive bonuses ranging from zero to 150% of their target bonuses based entirely on the achievement of corporate performance goals. For 2011, the target bonus percentage for our Chief Executive Officer was increased to 55% of his base salary, and the target bonus percentage for each other Named Executive Officer was increased to 40% of his base salary. Our 2011 corporate performance goals were established by our board of directors and include objectives relating to: (1) the commercial success of Silenor, (2) securing an additional product candidate, (3) extending the Silenor franchise, and (4) effectively managing corporate resources.

Equity-Based Awards

We generally provide equity-based incentive award compensation to our Named Executive Officers through grants of stock options and RSUs. We have also awarded restricted stock to our Named Executive Officers. Stock awards allow us to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation,

•	provide an opportunity for increased equity ownership by executives, and

•	maintain competitive levels of total compensation.

Stock award grant levels are determined based on market data and vary among the Named Executive Officers based on their positions and performance. Newly hired or promoted Named Executive Officers also typically receive stock option grants in connection with those events. We have guidelines that provide ranges of options to be granted to our employees, including our Named Executive Officers, based on their positions and whether the grants are being made in connection with hiring or on a performance basis thereafter. These guidelines were adopted by our compensation committee after considering recommendations provided by our independent compensation consultant that were based upon option grant data from our comparison group and the statistical summaries of compensation data presented to them based on available surveys. Our compensation committee considers the ranges contained in our guidelines in making determinations regarding the size of option grants, but it is not bound to comply with these ranges.

In making determinations relating to the size of equity awards, the compensation committee takes into account a number of factors, such as the relative performance of the executive, individual scope of duties, the value of existing long-term incentive awards, prior contributions to company performance, the importance to the company of anticipated future performance, the size of prior grants and competitive market data. Based upon these factors, the compensation committee determines the size of equity awards at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

In addition, the board of directors has implemented a policy regarding the grant of equity awards. With respect to equity awards that may be granted to our Named Executive Officers, this policy provides that:

•	equity awards may be granted only at meetings of the compensation committee or the board of directors,

•	the grant date shall be the date that the meeting approving the equity award was held, or if later, the date of commencement of employment of a newly-hired executive officer,

•	the exercise price of a stock option may not be less than the fair market value of a share of our common stock on the grant date,

•	grants of equity awards to executive officers shall not be permitted if the compensation committee determines that at the time of grant its members are in possession of material, non-public information concerning the company, and

•	the material terms of each equity award are communicated to the executive officer in a timely manner.

The policy also provides that equity awards can be granted outside the terms of the policy in the event of unique circumstances or when time is of the essence, but that we shall not have any program, plan or practice to coordinate the timing of equity awards with the release by us of material non-public information or any other investor relations activities.

The stock options that have been granted to our executive officers typically have a ten year term and vest over four years, with 25% vesting after one year and the remainder vesting in equal monthly installments over the subsequent three years. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

We do not have any security ownership requirements for our executive officers.

In April 2010, in connection with its annual review of the compensation levels and performance of the company and our Named Executive Officers, the compensation committee granted RSUs and stock options to each of our executive officers. These RSUs and options are listed in the “Grants of Plan-Based Awards” table below. The awards of the options and RSUs to the Named Executive Officers in April 2010 reflected a desire on the part of the compensation committee to motivate the Named Executive Officers to drive the creation of stockholder value, and the vesting schedules of the awards generally were intended to provide incentive for the Named Executive Officers to maintain their employment with the company. The performance-based vesting trigger on the RSUs was intended to motivate the Named Executive Officers to effectuate the commercial launch of Silenor in a timely manner.

In February 2011, in connection with its annual review of the compensation levels and performance of the company and our Named Executive Officers, on February 18, 2011, the compensation committee approved awards of stock options to the Named Executive Officers, which stock option awards were granted effective March 7, 2011. The exercise price per share of such stock options was $2.93, the closing price per share of our common stock on March 7, 2011. The number of stock options received by each Named Executive Officer is as follows:

Number of Stock
Named Executive Officer	Options Received

Richard W. Pascoe	250,000
Tran B. Nguyen	100,000
Jeffrey W. Raser	100,000
Brian T. Dorsey	100,000
Matthew W. Onaitis	100,000

All of such stock options will vest based on our standard four-year vesting schedule described above.

Also in February 2011, the compensation committee approved two sets of RSU awards to each of our Named Executive Officers, which RSU awards were awarded effective March 7, 2011. One set of RSUs will be subject to time-based vesting and will vest as follows: one third of such RSUs will vest on December 31, 2011, another one third of such RSUs will vest on December 31, 2012 and the remaining one-third of such RSUs will vest on December 31, 2013. The number of such time-based RSUs received by each Named Executive Officer is as follows:

Number of RSUs
Named Executive Officer	Received

Richard W. Pascoe	75,000
Tran B. Nguyen	30,000
Jeffrey W. Raser	30,000
Brian T. Dorsey	30,000
Matthew W. Onaitis	30,000

The second set of RSUs will be subject to performance-based vesting and will vest during the first quarter of 2012 on the second business day following the public release of our audited financial statements for the fiscal year ended December 31, 2011, subject to attainment of certain corporate performance objectives during 2011. The number of such performance-based RSUs received by each Named Executive Officer is as follows:

Number of RSUs
Named Executive Officer	Received

Richard W. Pascoe	50,000
Tran B. Nguyen	50,000
Jeffrey W. Raser	50,000
Brian T. Dorsey	50,000
Matthew W. Onaitis	50,000

The awards of the options and RSUs to the Named Executive Officers in February 2011 reflect a desire on the part of the compensation committee to motivate the Named Executive Officers to drive the creation of stockholder value, and the vesting schedules of the awards are intended to provide incentive for the Named Executive Officers to maintain their employment with the company. In addition, the awards of the performance-based RSUs reflect a desire on the part of the compensation committee to provide incentive for the Named Executive Officers to cause us to achieve key corporate objectives.

For a description of the change of control provisions applicable to the stock awards granted to our Named Executive Officers, see “Severance Benefits and Change of Control Arrangements” below.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the outstanding stock options and RSUs as of December 31, 2010 held by our Named Executive Officers.

	Option Awards							Stock Awards
										Equity	Equity
										Incentive	Incentive
										Plan	Plan
					Equity					Awards:	Awards:
					Incentive Plan					Number of	Market or
					Awards:					Unearned	Payout
				Number of	Number of					Shares,	Value of
			Number of	Securities	Securities			Number of		Units or	Unearned
			Securities	Underlying	Underlying			Shares or	Market	Other	Shares,
			Underlying	Unexercised	Unexercised	Option		Units of	Value of	Rights that	Units or
			Unexercised	Options (#	Unearned	Exercise	Option	Stock that	Stock that	Have Not	Other Rights
	Award		Options (#	Unexercisable)	Options	Price	Expiration	Have Not	Has Not	Vested	that Have
Name	Grant Date		Exercisable)(1)	(1)	(#)	($/Share)	Date	Vested (#)(2)	Vested ($)(3)	(#)	Not Vested ($)

Richard W. Pascoe	6/9/2009	(4)	171,110	72,223		$1.23
	7/16/2009	(5)	150,000	—		$1.17	7/15/2019
	4/1/2010		—	200,000		$8.59	3/31/2020	33,334	105,002	—	$—

			321,110	272,223	—			33,334	$105,002	—	$—
Tran B. Nguyen	4/12/2010		—	200,000	—	$8.26	4/11/2020	25,000	$78,750	—	$—
Jeffrey W. Raser	3/2/2005		7,500	—		$2.40	3/1/2015
	7/19/2005		83,333	—		$3.00	7/18/2015
	6/9/2009	(4)	97,665	36,334		$1.23
	7/16/2009	(5)	60,000	—		$1.17	7/15/2019
	4/1/2010		—	150,000		$8.59	3/31/2020	26,667	84,001	—	$—

			248,498	186,334	—			26,667	$84,001	—	$—
Brian T. Dorsey	6/9/2009	(4)	42,087	32,621		$1.23
	7/16/2009	(5)	100,000			$1.17	7/15/2019
	4/1/2010			100,000		$8.59	3/31/2020	20,000	63,000	—	$—

			142,087	132,621	—			20,000	$63,000	—	$—
Matthew W. Onaitis	6/9/2009	(4)	51,209	34,136		$1.23
	7/16/2009	(5)	100,000	—		$1.17	7/15/2019
	4/1/2010		—	100,000		$8.59	3/21/2020	20,000	63,000	—	$—

			151,209	134,136	—			20,000	$63,000	—	$—

(1)	Except as described under footnotes 4 and 5 below, all of the stock options in this column vest such that 25% are vested one year after the vesting commencement date and 1/48th vest on the first day of each calendar month thereafter until all options are fully vested on the first day of the 48th month after grant.

(2)	Except for Mr. Nguyen, stock included under equity incentive plan awards include RSUs in which 50% of the amount included in the table above will vest on January 1, 2012 and 50% will vest on January 1, 2013. For

Mr. Nguyen, one third of the RSUs vested on April 12, 2011, one third will vest on January 1, 2012, and the remaining one third will vest on January 1, 2013.

(3)	The value of stock awards is based on a closing stock price of $3.15 per share on December 31, 2010.

(4)	Denotes stock options that were granted under our stock option exchange program which was completed in June 2009. Such stock options vest such that one-third were vested at grant, with the remaining two-thirds vesting over the subsequent two years. The expiration dates for these stock options range between March 15, 2015 and February 16, 2019.

(5)	Denotes stock options that vested 50% upon FDA approval of our NDA for Silenor and 50% upon the completion of a strategic relationship regarding the commercialization of Silenor.

Grants of Plan-Based Awards Table

The following table summarizes equity-based and incentive plan awards granted to our Named Executive Officers during the last fiscal year.

									All Other
								All Other	Option
					Estimated Future Payouts			Stock	Awards:
		Estimated Future Payouts			Under			Awards:	Number of	Exercise or	Grant Date
		Under			Equity Incentive Plan			Number of	Securities	Base Price of	Fair Value
		Non-Equity Incentive Plan Awards(1)			Awards			Shares of	Underlying	Option	of Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Options	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)(2)	(#)	Units (#)(3)	(#)	($/Share)	Awards(4)

Richard W. Pascoe	N/A		$235,000	$352,500
	4/1/2010					16,666					$143,161
	4/1/2010							33,334			$286,339
	4/1/2010								200,000	$8.59	$
											1,283,536
Tran B. Nguyen	N/A		$71,875 (5)	$107,813 (5)
	4/1/2010							25,000			$206,500
	4/1/2010								200,000	$8.26	$
											1,234,226
Jeffrey W. Raser	N/A		$108,500	$162,750
	4/1/2010					13,333					$114,530
	4/1/2010							26,667			$229,070
	4/1/2010								150,000	$8.59	$962,652
Brian T. Dorsey	N/A		$103,250	$154,875
	4/1/2010					10,000					$85,900
	4/1/2010							20,000			$171,800
	4/1/2010								100,000	$8.59	$641,768
Matthew W. Onaitis	N/A		$103,250	$154,875
	4/1/2010					10,000					$85,900
	4/1/2010							20,000			$171,800
	4/1/2010								100,000	$8.59	$641,768

(1)	Amount represents potential target and maximum bonus payments under our 2010 Incentive Plan. For more information about the 2010 Incentive Plan, please see the discussion under “— Bonus Awards” above.

(2)	Represents RSUs that were scheduled to vest upon the first open trading window under our insider trading policy after the first commercial sale of Silenor in the United States. All of these awards vested on December 1, 2010.

(3)	Other than for Mr. Nguyen, represents RSUs that will vest 50% on January 1, 2012 and 50% on January 1, 2013. For Mr. Nguyen, one-third vested on April 12, 2011, one-third will vest on January 1, 2012 and one-third will vest on January 1, 2013.

(4)	For RSUs, the grant date fair value is calculated as the number of shares multiplied by the stock price at the date of grant. For stock options, the grant date fair value is calculated using the Black-Scholes valuation model with the assumptions outlined in our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2010. In this table, the full grant-date fair value of share-based awards having performance-based vesting conditions is listed without adjusting for the probability of achieving the applicable vesting conditions as the RSUs with performance conditions granted during 2010 were considered probable of achieving their vesting conditions at the date of grant.

(5)	Mr. Nguyen’s target and maximum bonus amounts represent prorated amounts, as Mr. Nguyen joined the company on April 12, 2010.

Stock Option Exercises and Stock Vested Table

The following table summarizes the exercises of stock options and the vesting of restricted stock and RSUs for our Named Executive Officers during our last fiscal year.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)

Richard W. Pascoe	190,000	$674,564	56,666	$177,432
Tran B. Nguyen	—	$—	—	$—
Jeffrey W. Raser	174,000	$575,377	53,333	$289,741
Brian T. Dorsey	121,000	$483,986	50,000	$280,775
Matthew W. Onaitis	119,454	$384,010	50,000	$280,775

(1)	The “Value Realized on Exercise” for an option award represents the stock price per share on the date of exercise less the exercise price per share of such option award multiplied by the number of shares for which such option award was exercised.

(2)	The “Value Realized on Vesting” for stock awards is based on a stock price on the date that the RSUs and restricted stock vested.

Other Benefits

In order to attract, retain and pay market levels of compensation, we provide our Named Executive Officers and our other employees the following benefits and perquisites.

Medical Insurance

The company provides to each Named Executive Officer and their spouses and children such health, dental and vision insurance coverage as the company may from time to time make available to its other eligible employees.

Life, Disability and Long-term Care Insurance

We provide each Named Executive Officer such disability, life and/or long-term care insurance as we may from time to time make available to our other eligible employees.

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our Named Executive Officers and other eligible employees are eligible to participate in our 401(k) defined contribution plan. We currently do not make matching contributions to the 401(k) plan.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans.

Perquisites

We generally limit the perquisites that we make available to our Named Executive Officers, particularly in light of recent developments with respect to corporate crime and abuse involving perquisites. Our executives are entitled to few benefits with de minimis value that are not otherwise available to all of our employees.

Post-Termination Benefits

Severance Benefits and Change of Control Arrangements

We believe that reasonable severance benefits for our Named Executive Officers are important because it may be difficult for our Named Executive Officers to find comparable employment within a short period of time. We also believe that it is important to protect our Named Executive Officers in the event of a change of control transaction involving us. In addition, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change of control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change of control transactions that may be in the best interests of stockholders. Accordingly, the employment agreements we have entered into with each of our Named Executive Officers provide for severance benefits in specified circumstances, as well as benefits in connection with a change of control.

Richard W. Pascoe:

Mr. Pascoe entered into an employment agreement with us in August 2008. The employment agreement provides Mr. Pascoe with certain severance benefits in the event his employment is terminated as a result of his disability. Specifically, in the event of such a termination, Mr. Pascoe will receive any accrued but unpaid base salary and unused paid time-off as of the date of termination, a lump-sum severance payment equal to 12 months of base salary, and, in the discretion of our board of directors, a pro-rated bonus for the year in which the termination occurs.

The employment agreement also provides Mr. Pascoe with certain severance benefits in the event his employment is terminated by us other than for cause or if he resigns with good reason. Specifically, in the event of such a termination or resignation, Mr. Pascoe will receive any accrued but unpaid base salary and unused paid time-off as of the date of termination, a lump-sum severance payment equal to 12 months of base salary, 12 months of health care benefits continuation at our expense, in the discretion of our board of directors, a pro-rated bonus for the year in which the termination or resignation occurs and 12 months of the portion of the monthly premiums for his life insurance and disability insurance coverage that are borne by us. In addition, that portion of Mr. Pascoe’s stock awards, and any unvested shares issued upon the exercise of such stock awards, which would have vested if Mr. Pascoe had remained employed for an additional 12 months, will immediately vest on the date of termination or resignation and Mr. Pascoe will be entitled to exercise such stock awards for 180 days following the date of termination.

In the event of a change of control of the company, 50% of Mr. Pascoe’s unvested stock awards will immediately become vested and exercisable on the date of the change of control and any remaining unvested stock awards will become vested and exercisable on the one year anniversary of the date of the change of control. In addition, in the event Mr. Pascoe’s employment is terminated by us other than for cause or if he resigns with good reason, in each case within 12 months of a change of control, all of Mr. Pascoe’s unvested stock awards will immediately become vested and exercisable on the date of termination and Mr. Pascoe will be entitled to exercise such stock awards for 180 days following the date of termination.

Named Executive Officers other than Mr. Pascoe:

Messrs. Nguyen, Raser, Dorsey and Onaitis entered into employment agreements with us upon joining the company.

The employment agreements, as amended to date, provide each executive with certain severance benefits in the event his employment is terminated as a result of his disability. Specifically, in the event of such a termination, each executive will receive any accrued but unpaid base salary and unused paid time-off as of the date of termination, a lump-sum severance payment equal to 12 months of base salary, and, in the discretion of our board of directors, a pro-rated bonus for the year in which the termination occurs.

The employment agreements also provide each executive with certain severance benefits in the event his employment is terminated by us other than for cause or if the executive resigns with good reason. Specifically, in the event of such a termination or resignation, each executive will receive any accrued but unpaid base salary and unused paid time-off as of the date of termination, a lump-sum severance payment equal to 12 months of base salary,

12 months of health care benefits continuation at our expense, and in the discretion of our board of directors a pro-rated bonus for the year in which the termination or resignation occurs. In addition, that portion of the executive’s stock awards, and any unvested shares issued upon the exercise of such stock awards, which would have vested if the executive had remained employed for an additional 12 months, will immediately vest on the date of termination or resignation and the executive will be entitled to exercise such stock awards for 180 days following the date of termination.

In the event of a change of control of the company, 50% of each executive’s unvested stock awards will immediately become vested and exercisable on the date of the change of control and any remaining unvested stock awards will become vested and exercisable on the one year anniversary of the date of the change of control. In addition, in the event an executive’s employment is terminated by us other than for cause or if the executive resigns with good reason, in each case within 12 months of a change of control, all of such executive’s unvested stock awards will immediately become vested and exercisable on the date of termination and the executive will be entitled to exercise such stock awards for 180 days following the date of termination.

Definitions Applicable to All Executive Employment Agreements:

For purposes of all of the employment agreements with our Named Executive Officers, “cause” means, generally, the executive’s breach of the non-solicitation, nondisparagement or confidentiality provisions of the employment agreement, the executive’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude or punishable by imprisonment in the jurisdiction involved, the executive’s commission of an act of fraud, the executive’s continuing, willful failure or refusal to perform his or her duties as required by the employment agreement, the executive’s gross negligence, insubordination or material violation of any duty of loyalty to us or any other material misconduct on the part of the executive, the executive’s commission of any act which is detrimental to our business or goodwill, or the executive’s breach of any other provision of the employment agreement after he or she has been afforded a specified period to correct the alleged breach.

For purposes of all of the employment agreements with our Named Executive Officers, “good reason” means, generally, a material diminution in the executive’s base compensation, a material diminution in the executive’s authority, duties or responsibilities, a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive is required to report (or, in the case of Mr. Pascoe, a requirement that he reports to an employee rather than our board of directors), a material change in the geographic location at which the executive must perform his or her duties, or any other action or inaction that constitutes a material breach by us of our obligations to the executive under the employment agreement.

For purposes of all of the employment agreements with our Named Executive Officers, “change in control” has the same meaning as given to that term in our 2005 Equity Incentive Award Plan.

Potential Payments Upon Termination or Change in Control:

If the employment of each of our Named Executive Officers was terminated due to disability or was terminated without cause, or if each resigned for good reason, the estimated benefits that each would receive under their employment agreements as of December 31, 2010 would be as follows:

				Received if Terminated Without Cause or
	Received if Terminated due to Disability			Resigned for Good Reason
							Intrinsic
							Value of	Intrinsic
							Additional	Value of
							Vested	Additional
		Unused Paid			Unused Paid	Health Care	Stock	Vested
Name	Salary ($)	Time-off ($)	Total ($)	Salary ($)	Time-off ($)	Benefits ($)	Options ($)(1)	Shares ($)(2)	Total ($)

Richard W. Pascoe	$470,000	$47,605	$517,605	$470,000	$47,605	$24,992	$138,668	$—	$681,265
Tran B. Nguyen	$285,000	$7,681	$292,681	$285,000	$7,681	$21,362	$—	$26,249	$340,292
Jeffrey W. Raser	$310,000	$26,034	$336,034	$310,000	$26,034	$25,471	$69,761	$—	$431,266
Brian T. Dorsey	$295,000	$30,447	$325,447	$295,000	$30,447	$24,945	$62,632	$—	$413,024
Matthew W. Onaitis	$295,000	$34,039	$329,039	$295,000	$34,039	$24,938	$65,541	$—	$419,518

(1)	The intrinsic value of additional vested stock options shown above is the difference between the closing stock price of $3.15 per share at December 31, 2010 and the exercise price. A portion of options that would vest within 12 months of December 31, 2010 have an exercise price that exceeds the underlying stock price. For those options, the intrinsic value at December 31, 2010 is zero and not reflected in the table above.

(2)	The intrinsic value of additional vested shares shown above is the number of shares that would vest within 12 months of December 31, 2010, multiplied by the closing stock price of $3.15 per share at December 31, 2010. All of our outstanding RSUs are time-based and vest upon continued service. As of December 31, 2010, only Mr. Nguyen had unvested RSUs that would vest in 2011 and therefore only the value of those RSUs is included in the table above.

If a change in control was consummated at December 31, 2010 and the employment of each of our Named Executive Officers was terminated without cause, or if an executive resigned for good reason, the estimated benefits that each would receive under their employment agreements would be as follows:

	Received if Terminated Without Cause
	or Resigned for Good Reason in Connection with a Change of Control
				Intrinsic	Intrinsic
				Value	Value
				of Additional	of Additional
		Unused	Health	Vested	Vested
		Paid	Care	Stock	Shares
Name	Salary ($)	Time-off ($)	Benefits ($)	Options ($)(1)	($)(2)	Total ($)

Richard W. Pascoe	$470,000	$47,605	$24,992	$138,668	$105,002	$786,267
Tran B. Nguyen	$285,000	$7,681	$21,362	$—	$78,750	$392,793
Jeffrey W. Raser	$310,000	$26,034	$25,471	$69,761	$84,001	$515,267
Brian T. Dorsey	$295,000	$30,447	$24,945	$62,632	$63,000	$476,024
Matthew W. Onaitis	$295,000	$34,039	$24,938	$65,541	$63,000	$482,518

(1)	The intrinsic value of additional vested stock options shown above is the difference between the closing stock price of $3.15 per share at December 31, 2010 and the exercise price. A portion of options that would vest within 12 months of December 31, 2010 have an exercise price that exceeds the underlying stock price. For those options, the intrinsic value at December 31, 2010 is zero and not reflected in the table above.

(2)	The intrinsic value of additional vested restricted shares, RSUs and stock options is based on a closing stock price of $3.15 per share at December 31, 2010.

Director Compensation

For a tabular summary of compensation of our directors other than Mr. Pascoe, and a corresponding narrative description, see “Compensation of our Board of Directors” and the table entitled “Director Compensation Table” above.

Policy Regarding Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the corporation’s Chief Executive Officer and four other most highly paid executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met.

The non-performance based compensation paid in cash to our executive officers in 2010 did not exceed the $1 million limit per officer, and the compensation committee does not anticipate that the non-performance based compensation to be paid in cash to our executive officers for 2011 will exceed that limit. In addition, our 2005 Equity Incentive Award Plan has been structured so that any compensation paid in connection with the exercise of option grants under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation and it will not be subject to the $1 million deduction limitation.

We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Compensation Committee Report

The compensation committee has submitted the following report for inclusion in this proxy statement:

We have reviewed and discussed with management the Compensation Discussion and Analysis provisions set forth above. Based on the reviews and discussions referred to above, we recommend to the board of directors that the Compensation Discussion and Analysis set forth above be included in this proxy statement and in the annual report on Form 10-K for the year ended December 31, 2010, filed by us with the SEC.

This report of the compensation committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.

Compensation Committee
Thomas G. Wiggans (Chair)
Michael L. Eagle
Kurt von Emster

Compensation Committee Interlocks and Insider Participation

Mr. Wiggans (chair) and Messrs. Eagle and von Emster served on our compensation committee during the 2010 fiscal year. Dr. Treu and Mr. Wheeler also served on our compensation committee for part of 2010. No member of the compensation committee was at any time during the 2010 fiscal year or at any other time an officer or employee of the company. None of our executive officers serve, or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee. None of our executive officers serve, or in the past year has served, as a member of the compensation committee of any entity that has one or more executives serving on our board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of fiscal year 2010, with respect to which we were a party, will be a party, or otherwise benefited, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders. We believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Pursuant to our Audit Committee Charter, the audit committee of our board of directors is responsible for reviewing and approving all transactions with related parties. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead the audit committee of our board of directors intends to review such transactions on a case by case basis. In addition, the compensation committee of our board of directors and/or our board of directors will review and approve all compensation-related policies involving our directors and executive officers.

Our board of directors has determined that the members of our board of directors, with the exception of Messrs. Hale, Cobb and Pascoe, none of whom serve on our audit committee, compensation committee, or nominating/corporate governance committee, are independent within the meaning of the independent director standards of the SEC and the Nasdaq Stock Market, Inc.

Employment Agreements and Change of Control Arrangements

We have entered into employment agreements, which are described under “Post-Termination Benefits — Severance Benefits and Change of Control Arrangements” above, with our executive officers.

Indemnification of Officers and Directors

Our restated certificate of incorporation and our bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Other Transactions

The approval of the NDA for Silenor in March 2010 triggered a $1,000,000 milestone payment obligation to ProCom One. Mr. Cobb, a member of our board of directors, is a co-founder and President of ProCom One. Pursuant to the Amended and Restated License Agreement with ProCom One, ProCom also receives a royalty on the sales of Silenor. Mr. Cobb received 1,000 RSUs during 2010 as compensation for his services on our board of directors. These RSUs vested on December 1, 2010.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors and our audit committee have appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2011 and has directed that management submit such appointment to the stockholders for ratification at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since 2003 and through the year ended December 31, 2010. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholders are not required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, we are submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the appointment, our board of directors and the audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the appointment is ratified, our board of directors and the audit committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

The affirmative vote of the holders of a majority of the shares of our common stock represented and voting at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP.

Audit and All Other Fees

The following table presents fees for services rendered by PricewaterhouseCoopers LLP, our independent registered public accounting firm, for 2010 and 2009 in the following categories:

	2010	2009

Audit fees(1)	$315,000	$325,000
Audit related fees(2)	—	—
Tax fees(3)	51,000	13,000
All other fees(4)	—	—

Total	$366,000	$338,000

(1)	Audit fees consist of fees for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual financial statements, review of our quarterly financial statements, review of our registration statements on Form S-3 and related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit related fees consist of fees billed for assurance and related services performed by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of our financial statements.

(3)	Tax fees consist of fees for professional services performed by PricewaterhouseCoopers LLP with respect to tax compliance, tax advice and tax planning.

(4)	All other fees consist of fees for other permissible work performed by PricewaterhouseCoopers LLP that is not included within the above category descriptions. There were no such fees incurred during 2010 or 2009.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of PricewaterhouseCoopers LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our registered public accounting firm.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

The audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee, and all such services were pre-approved in accordance with this policy during the fiscal years ended December 31, 2010 and 2009. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our registered public accounting firm. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Our board of directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, directors, officers and beneficial owners of 10% or more of our common stock are required to file with the SEC on a timely basis initial reports of beneficial ownership and reports of changes regarding their beneficial ownership of our common stock. Officers, directors and 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the copies of such forms received and the written representations from certain reporting persons, we have determined that no officer, director or 10% beneficial owner known to us was delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2010, except for one Form 4 by Mr. Dorsey that was one day late.

PROPOSAL 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, our stockholders are entitled to vote at the Annual Meeting to provide advisory approval of the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on us or our board of directors.

Although the vote is non-binding, our compensation committee and board of directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. Set forth below is a summary of some of the key points of our 2010 executive compensation program. We urge you to consider the complete discussion of our executive compensation program as discussed in the “Compensation Discussion and Analysis” section of this proxy statement.

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to create stockholder value. We urge stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The compensation committee and the board of directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.

We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that Somaxon Pharmaceuticals Inc.’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in Somaxon Pharmaceuticals Inc.’s Proxy Statement for the 2011 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

The advisory vote regarding the compensation of the Named Executive Officers described in this proposal 3 shall be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.

Our board of directors recommends that stockholders vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Act, our stockholders are entitled to vote at the Annual Meeting regarding whether the stockholder vote to approve the compensation of the Named Executive Officers as required by Section 14A(a)(2) of the Exchange Act (and as described in proposal 3 of this proxy statement), should occur every one, two or three years. Under the rules issued by the SEC, stockholders shall also have the option to abstain from voting on the matter. Pursuant to the Dodd-Frank Act, the stockholder vote on the frequency of the stockholder vote to approve executive compensation is an advisory vote only, and it is not binding on us or our board of directors.

Although the vote is non-binding, our compensation committee and board of directors value the opinions of our stockholders and will consider the outcome of the vote when determining the frequency of the stockholder vote on executive compensation.

Our board of directors has determined that an advisory stockholder vote on executive compensation every three years is the best approach for us and our stockholders for a number of reasons, including the following:

•	Our executive compensation program is designed to support long-term value creation, and a triennial vote will allow stockholders to better judge our executive compensation program in relation to our long-term performance. As described in the Compensation Discussion and Analysis section above, one of the core principles of our executive compensation program is to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we grant awards with multi-year service periods to encourage our Named Executive Officers to focus on long-term performance, and recommend a triennial vote which would allow our executive compensation program to be evaluated over a similar time-frame and in relation to our long-term performance.

•	A triennial vote will provide us with the time to thoughtfully evaluate and respond to stockholders’ sentiments and implement any necessary changes. We carefully review changes to our executive compensation program to maintain the consistency and credibility of the program and to ensure its continued motivation and retention of our employees. We therefore believe that a triennial vote is an appropriate frequency to provide our management team and compensation committee sufficient time to thoughtfully consider stockholders’ input and to implement any appropriate changes to our executive compensation program, in light of the timing that would be required to effectively and thoughtfully implement any decisions related to such changes.

•	We will continue to engage with our stockholders regarding our executive compensation program during the period between stockholder votes. Engagement with our stockholders is a key component of our corporate governance. We seek and are open to input from our stockholders regarding board and governance matters, as well as our executive compensation program. We believe our stockholders’ ability to contact us at any time to express specific views on executive compensation holds us accountable to stockholders and reduces the need for and value of more frequent advisory votes on executive compensation.

In accordance with the rules issued by the SEC, the advisory vote regarding the frequency of the stockholder vote described in this proposal 4 shall be determined by a plurality of the votes cast.

Our board of directors recommends a vote FOR EVERY THREE YEARS regarding the frequency of the stockholder vote to approve the compensation of our Named Executive Officers as required by Section 14A(a)(2) of the Exchange Act. Please note: Stockholders are not voting to approve or disapprove our board’s recommendation regarding this proposal 4.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2012 must be received by us no later than December 23, 2011, which is 120 days prior to the first anniversary of the mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. Under our bylaws, a stockholder who wishes to make a proposal at the 2012 Annual Meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no earlier than February 10, 2012 and no later than March 12, 2012, unless the date of the 2012 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2011 Annual Meeting. If the stockholder fails to give notice by March 12, 2012, then the persons named as proxies in the proxies solicited by the board of directors for the 2012 Annual Meeting may exercise discretionary voting power regarding any such proposal.

ANNUAL REPORT

Our annual report for the fiscal year ended December 31, 2010 will be mailed to stockholders of record on or about April 21, 2011. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

Any person who was a beneficial owner of our common stock on the record date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Somaxon Pharmaceuticals, Inc., 3570 Carmel Mountain Road, Suite 100, San Diego, California 92130, Attention: Corporate Secretary.

OTHER BUSINESS

Our board of directors does not know of any matter to be presented at our Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies in accordance with their best judgment.

All stockholders are urged to complete, sign, date and return the accompanying proxy in the enclosed envelope.

By Order of the Board of Directors,

Richard W. Pascoe
President, Chief Executive Officer and Director

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SOMAXON PHARMACEUTICALS, INC.
3570 Carmel Mountain Road, Suite 100
San Diego, California 92130
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
June 1, 2011
          The undersigned stockholder(s) of SOMAXON PHARMACEUTICALS, INC. hereby constitutes and appoints Richard W. Pascoe and Matthew W. Onaitis, and each of them, attorneys and proxies of the undersigned, each with power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of Somaxon to be held on June 1, 2011, and at any adjournment or postponement of the meeting, according to the number of shares of common stock of Somaxon that the undersigned may be entitled to vote, and with all powers that the undersigned would possess if personally present, as follows:
          THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND FOR THE 3 YEAR OPTION FOR PROPOSAL 4.
(Continued and to be signed on the reverse side)
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14475  ■

ANNUAL MEETING OF STOCKHOLDERS OF
SOMAXON PHARMACEUTICALS, INC.
June 1, 2011
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at https://materials.proxyvote.com/834453
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â   Please detach along perforated line and mail in the envelope provided.    â
■    20230304000000000000  6                                                  060111

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
								FOR	AGAINST	ABSTAIN
1. Election of Directors:					2.	Ratification of appointment of PricewaterhouseCoopers LLP as Somaxon’s independent registered public accounting firm for the fiscal year ending December 31, 2011:		☐	☐	☐

		NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	David F. Hale Michael L. Eagle		3.	Advisory vote on the compensation of Somaxon’s Named Executive Officers:		FOR ☐	AGAINST ☐	ABSTAIN ☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)				4.	Advisory vote on the frequency of advisory vote on the compensation of Somaxon’s Named Executive Officers:	1 year ☐	2 years ☐	3 years ☐	ABSTAIN ☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting.

The undersigned revokes any prior proxy at the meeting and ratifies all that said attorneys and proxies, or any of them, may lawfully do by virtue hereof. Receipt of the Notice of Annual Meeting of Stockholders and proxy statement is hereby acknowledged.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SOMAXON PHARMACEUTICALS, INC. PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED. THANK YOU.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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